Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

MARLIESE L. SHAW, Vice President, Investor Relations Officer (860) 291-3622

MEDIA CONTACT:

LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell

Rockville Financial, Inc.

Announces Stock Repurchase Plan in Effect

ROCKVILLE, Conn., March 13, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), announced that the Company’s regulator, the Federal Reserve Bank of Boston, has completed its review of its stock repurchase proposal and has considered all the facts of record. Acting pursuant to authority delegated by the Board of Governors of the Federal Reserve System, the Reserve Bank does not object to the proposal, and the Company may proceed with the stock repurchase program. The Company is eligible to commence the stock repurchase program immediately. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the current outstanding shares.

Repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company’s equity incentive plan, if approved by shareholders at the Company’s 2012 Annual Meeting of Shareholders on May 17, 2012.

“We are pleased to be initiating our first repurchase program as a fully public company,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. “The Company is focused on the effective and efficient use of excess capital and we view repurchases as an important tool available to reach that goal.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22 branch community bank serving Tolland, Hartford and New London counties in Connecticut.

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A New Haven County Commercial Banking Office is now open and located in Hamden, Connecticut to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company visit www.rockvillebank.com and click on About Us: Investor Relations.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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